Exhibit 5.3

CONSENT OF QUALIFIED PERSON

RE:	Registration Statement on Form F-10 of Golden Star Resources Ltd. (the “Company”)

I refer to the registration statement on Form F-10 of the Company (as may be amended from time to time in the future, the “Registration Statement”).

I have been named in the Registration Statement as a "qualified person", as defined in Canadian National Instrument 43-101 — Standards of Disclosure for Mineral Projects, who has reviewed or supervised the preparation of information contained in (a) the technical report entitled "NI 43-101 Technical Report on Resources and Reserves, Golden Star Resources, Wassa Gold Mine, Ghana", with an effective date of December 31, 2018 and dated June 20, 2019, and (b) the technical report entitled “NI 43-101 Technical Report on Resources and Reserves, Golden Star Resources, Bogoso/Prestea Gold Mine, Ghana” with an effective date of December 31, 2017 and dated March 29, 2018, and I have also supervised the preparation of the mineral reserves estimates in respect of the Wassa gold mine and the Bogoso/Prestea gold mine as at December 31, 2018, extracts of which have been included in the Company’s annual information form dated March 29, 2019, included as Exhibit 99.1 to the Company’s Form 6-K filed with the SEC on August 22, 2018 (the "QP Information").

I hereby consent to the use of my name in the Registration Statement and to the use and the inclusion or incorporation by reference in the Registration Statement of the QP Information.

Dated this 28th day of October.

Yours very truly,

/s/ MARTIN RAFFIELD

Name:	Dr. Martin Raffield, PEng